

Financial                                                   Operating spending is forecast to be up $92.7
         OVERVIEW                                           million from Budget.

                                                                Operating Spending Reconciliation
                                                                     (in millions of dollars)
To the end of the third quarter of 2002-03, the General
Revenue Fund (GRF) balance before Fiscal Stabilization      Budget Estimate                  5,686.3
Fund (FSF) transfer is forecast to be down $28.3 million    Environment                        +49.6
from Budget.  The FSF transfer is up $28.4 million,         Agriculture, Food & Rural Rev.     +25.5
yielding a balanced budget.                                 Teachers' Pensions & Benefits      +10.9
                                                            Health                             +10.4
                                                            Corrections & Public Safety         +7.7
                                                            Industry & Resources                +6.0
                                                            Social Services                     -7.6
Total revenue is forecast to be up $64.4 million from       Sask Water                          -5.1
Budget.                                                     Centenary Fund                      -5.0
                                                            Other Changes                       +0.3
         Revenue Reconciliation                             ----------------------------------------
        (in millions of dollars)                            Total Change                       +92.7
                                                            ----------------------------------------
Budget Estimate                6,094.3                      Third Quarter Forecast           5,779.0

Oil                             +353.3                      Interest costs are forecast to be unchanged
Individual Income Tax           +236.1                      from the Budget Estimate.
Corporate Income & Capital Tax   +88.3
Natural Gas                      +35.3                      Government debt is forecast to be up $503.3
Equalization                    -650.3                      million from Budget - $20.4 million less than
Potash                           -33.1                      at mid-year.
Other Miscellaneous Changes      +34.8
--------------------------------------                      Crown corporation debt is forecast to be up
Total Change                     +64.4                      $101.4 million from Budget - $103.4 million
--------------------------------------                      more than at mid-year.
Third Quarter Forecast         6,158.7

-------------------------------------------------------------------------------------------------
                                                              Third             Change from
                                 Budget       Mid-Year       Quarter     ------------------------
(Millions of Dollars)           Estimate     Projection      Forecast      Budget     Mid-year
-------------------------------------------------------------------------------------------------
Revenue                          6,094.3        6,076.8      6,158.7         64.4        81.9
Operating Spending               5,686.3        5,768.0      5,779.0         92.7        11.0
---------------------------------------------------------------------------------------------
Operating Surplus                  408.0          308.8        379.7        -28.3        70.9
Interest Costs                     633.0          633.0        633.0          0.0         0.0
---------------------------------------------------------------------------------------------
Balance before FSF Transfer       -225.0         -324.2       -253.3        -28.3        70.9
FSF Transfer                       225.0          324.3        253.4         28.4       -70.9
---------------------------------------------------------------------------------------------
Surplus                              0.0            0.1          0.1          0.1         0.0
=============================================================================================



Revenue                                                     million from mid-year - primarily
     Update                                                 reflecting higher prices (average fiscal
                                                            year WTI price in US dollars per barrel
At mid-year, provincial revenue was                         is currently forecast at $26.91, versus
projected to be down $17.5 million from                     the mid-year projection of $25.87 and the
the 2002-03 Budget level, reflecting a                      Budget estimate of $20.50), combined with
$580.1 million increase in own-source                       a smaller light-heavy differential and
revenue (primarily a $236.1 million                         higher bonus bid revenue (which has
increase in Individual Income Tax and a                     increased from the Budget estimate of
$298.0 million increase in oil revenue)                     $40.0 million to the current projection
offset by a $600.3 million decrease in                      of $99.2 million).
Equalization payments.
                                                            Corporation Income Tax revenue is
To the end of the third quarter,                            forecast to be $169.4 million - an
provincial revenue is forecast to be up                     increase of $50.9 million from Budget and
$81.9 million from the mid-year                             an increase of $50.0 million from
projection - an increase of $64.4 million                   mid-year, primarily reflecting 2001
from the Budget estimate.                                   preliminary assessment data and
                                                            improvements in the federal forecasts of
                                                            the national tax base.

          Revenue Reconciliation                            Natural gas revenue is forecast to be
         (in millions of dollars)                           $122.3 million - an increase of $35.3
                                                            million from Budget and an increase of
Mid-year Projection            6,076.8                      $24.1 million from mid-year - primarily
Oil                              +55.3                      reflecting higher prices (average fiscal
Corporation Income Tax           +50.0                      year price per gigajoule is currently
Natural Gas                      +24.1                      forecast at $4.09, versus the mid-year
Equalization                     -50.0                      projection of $3.51 and the Budget
Potash                           -13.7                      estimate of $2.89).
Other Changes                    +16.2
--------------------------------------                      Equalization is forecast at a repayment
Total Change                     +81.9                      of $119.6 million. Equalization receipts
--------------------------------------                      have been reduced $650.3 million from
                                                            Budget - and $50.0 million from mid-year
3rd Quarter Forecast           6,158.7                      - reflecting the change in Corporation
                                                            Income Tax.

Own-source revenue is forecast to be up                     Potash revenue is forecast to be $169.5
$708.6 million from Budget - an increase                    million - a decrease of $33.1 million
of $128.5 million from mid-year.                            from Budget and a decrease of $13.7
                                                            million from mid-year - primarily
Oil revenue is forecast to be $736.3                        reflecting increased costs of production.
million - an increase of $353.3 million
from Budget and an increase of $55.3                        Individual Income Tax and Corporation
                                                            Capital Tax remain at mid-year levels.

Expenditure                                                 million from mid-year - primarily
    Update                                                  reflecting lower than expected investment
                                                            returns.
At mid-year, provincial expenditure was
projected to be up $81.7 million from the                   Health is forecast to be up $10.4 million
2002-03 Budget, primarily reflecting                        or 0.4% from Budget - an increase of $6.2
increased spending on forest fire                           million from mid-year - primarily
management, assistance to livestock producers               reflecting increased drug plan
affected by drought and costs                               expenditures and collective bargaining
associated with the teachers' contract.                     costs, partially offset by savings
                                                            realized by delay of projects.
Three quarters of the way through the
fiscal year, provincial spending is                         Industry and Resources is forecast to be
forecast to be up an additional $11.0                       up $6.0 million or 6.9% from Budget - an
million from the mid-year projection - a                    increase of $2.7 million from mid-year -
total increase of $92.7 million from the                    primarily reflecting increased funding
Budget.                                                     for the Saskatchewan Opportunities
                                                            Corporation, combined with the costs of
                                                            the "Our Future is Wide Open" campaign
   Operating Expenditure Reconciliation                     and the Mining Royalty and Taxation
         (in millions of dollars)                           Incentive Package.

Mid-Year Projection                  5,768.0                Environment is forecast to be up $49.6
Teacher's Pensions & Benefits          +10.0                million or 37.9% from Budget - an
Health                                  +6.2                increase of $2.7 million from mid-year -
Industry & Resources                    +2.7                primarily reflecting a finalization of
Environment                             +2.7                forest fire management costs.
Gov't Relations & Aborig. Affairs       +1.2
Learning                               -12.4                Government Relations and Aboriginal
Other Changes                           +0.6                Affairs is forecast to be $3.0 million or
--------------------------------------------                1.7% up from Budget - an increase of $1.2
Total Change                           +11.0                million from mid-year - primarily
--------------------------------------------                reflecting increased transfers under the
3rd Quarter Forecast                 5,779.0                First Nations gaming agreement due to
                                                            higher forecast Saskatchewan Indian
Interest costs are forecast to be on                        Gaming Authority net income.
Budget, thus, the increase in total
spending entirely reflects changes in                       Learning is forecast to be $2.8 million
operating spending.                                         or 0.3% down from Budget - a reduction of
                                                            $12.4 million from mid-year - primarily
Teachers' pensions and benefits are                         reflecting that a surplus has accumulated
forecast to be up $10.9 million or 10.3%                    in the Student Aid Fund, which permits
from Budget - an increase of $10.0                          the Government to temporarily reduce its
                                                            contribution to the Fund.

Debt                                                        billion - an increase of $503.3 million
   UPDATE                                                   from Budget, but a reduction of $20.4
                                                            million from mid-year - primarily
The debt of the General Revenue Fund                        reflecting funds withdrawn for crop
consists of:                                                insurance, the Fiscal Stabilization Fund,
                                                            the Forest Fire Contingency Fund and an
o    Gross Debt - the amount of money owed                  increase in guaranteed debt for the
     to lenders; plus,                                      livestock drought loan program.

o    Guaranteed Debt - the debt of the                            Government Debt Reconciliation
     Crown Corporations and others that                              (in millions of dollars)
     the province has promised to repay
     if they are unable to do so; less;                     Budget Estimate                    7,739.7
                                                            Funds withdrawn by:
o    Sinking Funds - the amount of money                      Sask. Crop Insurance Corp         +298.7
     which has been set aside for the                         Fiscal Stabilization Fund          +28.4
     repayment of debt.                                       Forest Fire Contingency Fund       +34.0
                                                              Other Funds                        +43.8
The Province borrows for government and                     Short-term Hog Loan Program          +21.0
Crown corporations. Crown corporations                      Other Cash Requirements              +67.2
are responsible for the principal and                       Livestock Drought Loan Program
interest payments on their debt. Crown                        Guarantees                         +10.2
corporation debt is incurred in the                         Other Changes                         +0.6
normal course of business, primarily for                    ------------------------------------------
investment in infrastructure and business                   Total Change                        +503.3
development initiatives, which provide                      ------------------------------------------
revenue streams to service the debt.                        3rd Quarter Forecast               8,243.0

At the end of the third quarter of                          Crown corporation debt is forecast to be
2002-03, total debt is forecast to be                       $3.8 billion - an increase of $101.4
$12.0 billion - an increase of $604.7                       million from Budget and an increase of
million from the 2002-03 Budget estimate.                   $103.4 million from mid-year - primarily
                                                            because SaskPower refinanced 2003-04
To the end of the third quarter,                            maturities in a low interest rate
government debt is forecast to be $8.2                      environment.


-----------------------------------------------------------------------------------------------
                                                              Third             Change from
As of March 31                   Budget       Mid-Year       Quarter      ---------------------
(Millions of Dollars)           Estimate     Projection      Forecast      Budget     Mid-year
-----------------------------------------------------------------------------------------------
Crown Corporation Debt            3,654.4      3,652.4       3,755.8        101.4         103.4
Government Debt                   7,739.7      8,263.4       8,243.0        503.3         -20.4
-----------------------------------------------------------------------------------------------
Total Debt                       11,394.1     11,915.8      11,998.8        604.7          83.0
===============================================================================================
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

2002-03 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Statement of Revenue
--------------------------------------------------------------------------------------------------------------------------
                                                                                                       Change from
                                                     Budget        Mid-Year      3rd Quarter    --------------------------
                                                    Estimate      Projection       Forecast        Budget        Mid-Year
--------------------------------------------------------------------------------------------------------------------------
                                                                             (in Thousands of Dollars)
Corporation Capital                               $   340,200     $  377,600     $  377,600      $  37,400       $      0
Corporation Income                                    118,500        119,400        169,400         50,900         50,000
Fuel                                                  357,700        357,500        357,500           (200)             0
Individual Income                                   1,165,500      1,401,600      1,401,600        236,100              0
Sales                                                 826,900        830,000        830,000          3,100              0
Tobacco                                               182,500        177,500        173,000         (9,500)        (4,500)
Other                                                  66,200         72,100         72,100          5,900              0
-------------------------------------------------------------------------------------------------------------------------
Taxes                                             $ 3,057,500     $3,335,700     $3,381,200      $ 323,700       $ 45,500
-------------------------------------------------------------------------------------------------------------------------
Natural Gas                                       $    87,000     $   98,200     $  122,300      $  35,300       $ 24,100
Oil                                                   383,000        681,000        736,300        353,300         55,300
Potash                                                202,600        183,200        169,500        (33,100)       (13,700)
Other                                                  38,200         40,600         49,400         11,200          8,800
-------------------------------------------------------------------------------------------------------------------------
Non-Renewable Resources                           $   710,800     $1,003,000     $1,077,500      $ 366,700       $ 74,500
-------------------------------------------------------------------------------------------------------------------------
Crown Investments Corporation of Saskatchewan     $   300,000     $  300,000     $  300,000      $       0       $      0
Saskatchewan Liquor and Gaming Authority              332,000        333,500        332,300            300         (1,200)
Other Enterprises and Funds                            73,600         73,100         73,100           (500)             0
-------------------------------------------------------------------------------------------------------------------------
Transfers from Crown Entities                     $   705,600     $  706,600     $  705,400      $    (200)      $ (1,200)
-------------------------------------------------------------------------------------------------------------------------
Fines, Forfeits and Penalties                     $    13,700     $   13,700     $   12,900      $    (800)      $   (800)
Interest, Premium, Discount and Exchange               43,000         44,800         50,000          7,000          5,200
Motor Vehicle Fees                                    116,900        119,000        119,000          2,100              0
Other Licences and Permits                             41,800         41,400         41,800              0            400
Sales, Services and Service Fees                       68,300         69,600         72,400          4,100          2,800
Transfers from Other Governments                       14,100         17,300         17,300          3,200              0
Other                                                  21,200         21,900         24,000          2,800          2,100
-------------------------------------------------------------------------------------------------------------------------
Other Revenue                                     $   319,000     $  327,700     $  337,400      $  18,400       $  9,700
-------------------------------------------------------------------------------------------------------------------------
Own-Source Revenue                                $ 4,792,900     $5,373,000     $5,501,500      $ 708,600       $128,500
-------------------------------------------------------------------------------------------------------------------------
Canada Health and Social Transfer                 $   638,300     $  638,300     $  638,300      $       0       $      0
Equalization Payments                                 530,700        (69,600)      (119,600)      (650,300)       (50,000)
Other                                                 132,400        135,100        138,500          6,100          3,400
-------------------------------------------------------------------------------------------------------------------------
Transfers from the Government of Canada           $ 1,301,400     $  703,800     $  657,200      $(644,200)      $(46,600)
-------------------------------------------------------------------------------------------------------------------------
Revenue                                           $ 6,094,300     $6,076,800     $6,158,700      $  64,400       $ 81,900
=========================================================================================================================
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




2002-03 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Statement of Expenditure

------------------------------------------------------------------------------------------------------------------
                                                  2002-03       Mid-Year    3rd Quarter         Change from
                                              Appropriation*   Projection     Forecast   Appropriation  Mid-Year
------------------------------------------------------------------------------------------------------------------
                                                                   (in Thousands of Dollars)
Executive Branch of Government
Agriculture, Food and Rural Revitalization      $   291,665    $  317,192    $  317,192    $   25,527     $    0
Centenary Fund                                       29,500        24,500        24,500        (5,000)         0
Corrections and Public Safety                       108,543       111,736       116,292         7,749      4,556
Culture, Youth and Recreation                        42,888        42,358        42,358          (530)         0
Environment                                         130,876       177,766       180,482        49,606      2,716
Executive Council                                     7,436         7,211         7,211          (225)         0
Finance                                              38,572        38,048        38,048          (524)         0
- Public Service Pensions and Benefits              188,713       188,713       188,713             0          0
Government Relations and Aboriginal Affairs         173,600       175,396       176,584         2,984      1,188
Health                                            2,342,416     2,346,617     2,352,827        10,411      6,210
Highways and Transportation                         292,900       292,900       292,900             0          0
Industry and Resources                               87,107        90,390        93,062         5,955      2,672
Justice                                             184,206       185,601       185,216         1,010       (385)
Labour                                               13,834        13,817        13,817           (17)         0
Learning                                            969,176       978,775       966,377        (2,799)   (12,398)
 - Teachers' Pensions and Benefits                  105,398       106,306       116,306        10,908     10,000
Public Service Commission                             8,614         8,554         8,554           (60)         0
Sask. Property Management Corporation                21,613        21,833        21,833           220          0
Sask. Water Corporation                               7,747         2,650         2,650        (5,097)         0
Social Services                                     614,314       610,364       606,718        (7,596)    (3,646)

Legislative Branch of Government
Chief Electoral Officer                                 811           961           961           150          0
Conflict of Interest Commissioner                       122           122           122             0          0
Information and Privacy Commissioner                    105           136           136            31          0
Legislative Assembly                                 17,721        17,721        17,721             0          0
Ombudsman and Children's Advocate                     2,651         2,651         2,651             0          0
Provincial Auditor                                    5,727         5,727         5,727             0          0
----------------------------------------------------------------------------------------------------------------

Total Operating Expenditure                     $ 5,686,255    $5,768,045    $5,778,958     $  92,703   $ 10,913
Interest on the Public Debt                         633,000       633,000       633,000             0          0
----------------------------------------------------------------------------------------------------------------

Total Expenditure                               $ 6,319,255    $6,401,045    $6,411,958     $  92,703   $ 10,913
================================================================================================================

* The amounts in The Appropriation Act, 2002 (No.4) differed from the 2002-03
Estimates for Health and Highways and Transportation.
   The Appropriation Act, 2002 (No.4) reduced the Estimate for Highways and
Transportation by $7.4 million and increased the Estimate for Health by $7.4 million.



2002-03 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Statement of Debt
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Change from
                                                        Budget          Mid-Year       3rd Quarter   ---------------------------
                                                       Estimate        Projection       Forecast         Budget       Mid-Year
--------------------------------------------------------------------------------------------------------------------------------
                                                                         (in Thousands of Dollars)
Gross Debt

Crown Corporation Debt

Agricultural Credit Corporation of Saskatchewan     $    28,351       $    27,717      $   27,717    $    (634)       $      -
Crown Investments Corporation of Saskatchewan            40,419            39,805          20,919      (19,500)        (18,886)
Education Infrastructure Financing Corporation           85,749            52,000          52,000      (33,749)              -
Information Services Corporation of Saskatchewan         61,336            63,750          64,036        2,700             286
Municipal Financing Corporation of Saskatchewan          13,391            13,391          13,391            -               -
Saskatchewan Crop Insurance Corporation                       -            62,842         113,436      113,436          50,594
Saskatchewan Housing Corporation                        110,504           111,004         111,004          500               -
Saskatchewan Opportunities Corporation                  165,701           158,601         149,701      (16,000)        (8,900)
Saskatchewan Power Corporation                        1,928,964         2,007,664       2,107,664      178,700         100,000
Saskatchewan Property Management Corporation              5,500             5,500           5,500            -               -
Saskatchewan Telecommunications Holding Corporation     558,062           480,262         463,462      (94,600)        (16,800)
Saskatchewan Water Corporation                           52,373            50,473          48,073       (4,300)         (2,400)
SaskEnergy Incorporated                                 762,186           746,186         746,186      (16,000)              -
------------------------------------------------------------------------------------------------------------------------------
Crown Corporation Debt                              $ 3,812,536       $ 3,819,195     $ 3,923,089    $ 110,553        $103,894
Government Debt                                       8,267,070         8,750,860       8,750,860      483,790               -
------------------------------------------------------------------------------------------------------------------------------
Gross Debt                                          $12,079,606       $12,570,055     $12,673,949    $ 594,343        $103,894
------------------------------------------------------------------------------------------------------------------------------
Guaranteed Debt                                                                                                              -

Crown Corporations                                  $    30,073       $    31,071     $    30,525    $     452        $   (546)
Other                                                   176,182           212,536         192,136       15,954         (20,400)
------------------------------------------------------------------------------------------------------------------------------
Guaranteed Debt                                     $   206,255       $   243,607     $   222,661    $  16,406        $(20,946)
------------------------------------------------------------------------------------------------------------------------------
Equity in Sinking Funds                                                                                                      -

Crown Corporations                                  $   188,174       $   197,817     $   197,817    $   9,643        $      -
Government                                              703,558           700,038         700,038       (3,520)              -
------------------------------------------------------------------------------------------------------------------------------
Equity in Sinking Funds                             $   891,732       $   897,855     $   897,855    $   6,123        $      -
------------------------------------------------------------------------------------------------------------------------------
Total Debt                                          $11,394,129       $11,915,807     $11,998,755    $ 604,626        $ 82,948
==============================================================================================================================
                                                                                                                           -
Crown Corporation Debt                              $ 3,654,435       $ 3,652,499     $ 3,755,797    $ 101,362        $103,348
Government Debt                                       7,739,694         8,263,358       8,242,958      503,264         (20,400)
------------------------------------------------------------------------------------------------------------------------------
Total Debt                                          $11,394,129       $11,915,807     $11,998,755    $ 604,626        $ 82,948
==============================================================================================================================